EXHIBIT 99.1

FOR IMMEDIATE RELEASE FEBRUARY 22, 2006	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT - CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE APPOINTMENT OF RICHARD K. DAVIDSON TO CHESAPEAKE’S BOARD OF DIRECTORS

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 22, 2006 – Chesapeake Energy Corporation (NYSE: CHK) today announced the appointment of Richard K. Davidson to the Chesapeake Board of Directors to serve until the 2006 annual meeting of shareholders, when he will stand for re-election by Chesapeake’s shareholders. Mr. Davidson, 64, currently serves as Chairman of Omaha, Nebraska-based Union Pacific Corporation after retiring as its Chief Executive Officer on January 1, 2006.

A native of Allen, Kansas, Mr. Davidson started his career in 1960 as an 18 year old brakeman with Missouri Pacific Railroad and held various positions of increasing authority before being named Vice President of Operations in 1976. In 1982, Union Pacific merged with the Missouri Pacific and Western Pacific railroads, and in 1986, Mr. Davidson was promoted to Vice President of Operations of the combined railroads. He was promoted to Executive Vice President in 1989 and became Chairman and Chief Executive Officer of Union Pacific Railroad in 1991. He was named Chairman and Chief Executive Officer of Union Pacific Corporation in 1997.

Mr. Davidson is a graduate of Washburn University located in Topeka, Kansas. Over the years, Mr. Davidson has received many awards and served on numerous charitable, civic and corporate boards. He is a past director of The Kroger Co., The BF Goodrich Company, CalEnergy Corporation (now MidAmerican Energy Holdings Co.) and Grupo Ferroviario Mexicano. He has served as a director of Creighton University in Omaha and as a member of The Business Roundtable and The Business Council. Mr. Davidson will be inducted into the Omaha Business Hall of Fame in April 2006 and is a member of the Nebraska Business Hall of Fame and the Kansas Business Hall of Fame. He was inducted into the Horatio Alger Association of Distinguished Americans in 2002 and was honored as Railroader of the Year in 2003. Mr. Davidson is currently Chairman of the Board of Union Pacific Corporation, a director and trustee of the Malcolm Baldridge National Quality Awards Foundation, a member of the Board of Advisors of Thayer Capital Partners, an alternate director of the Association of American Railroads, a member of the National Infrastructure Advisory Council, and a member of Omaha’s U.S. Strategic Command Consultation Committee.

With the addition of Mr. Davidson, Chesapeake’s Board now has seven members. Management is represented by Aubrey K. McClendon, the company’s co-founder, Chairman and Chief Executive Officer. Other Board members are Frank Keating of Washington, D.C.; Breene M. Kerr of Easton, Maryland; Charles T. Maxwell of Bronxville, New York; Don Nickles of Washington, D.C. and Frederick B. Whittemore of New York City.

Management Comment

Aubrey K. McClendon said of Mr. Davidson’s appointment, “We are extremely pleased to have Dick join Chesapeake’s Board. Dick has known Chesapeake since our earliest days when he invested in drilling deals that Tom Ward and I generated prior to co-founding Chesapeake in 1989. Over the years, we have stayed in touch with Dick and several years ago began to visit with him in earnest about joining Chesapeake’s Board after his retirement from active management at Union Pacific. I believe his experiences as the CEO of a large American public corporation that happens to be one of the country’s largest industrial consumers of energy will be of great benefit to Chesapeake, our Board and our shareholders. We are very honored to announce his appointment to Chesapeake’s Board.”

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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